EXHIBIT 99.1

IR Contact:	Robert Verheecke
Blue Coat Systems, Inc.
(408) 220-2303
robert.verheecke@bluecoat. com

PR Contact:	Tony Thompson
Blue Coat Systems, Inc.
(408) 220-2305
tony.thompson@bluecoat. com

BLUE COAT SYSTEMS BOARD OF DIRECTORS APPROVES ONE-FOR-FIVE
REVERSE STOCK SPLIT

SUNNYVALE, Calif., September 13, 2002—Blue Coat Systems, Inc. (Nasdaq: BCSI) today announced that its board of directors has authorized a one-for-five reverse stock split of the Company’s outstanding shares of common stock. This action follows stockholder approval of the reverse stock split at the Company’s September 12, 2002 Annual Meeting of Stockholders. The reverse stock split will be effective on Monday, September 16, and will apply to all stockholders of record as of September 16.

The reverse stock split will affect all of the Company’s stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the reverse stock split results in any of the Company’s stockholders owning a fractional share. Stockholders holding fractional shares as a result of the reverse stock split will be entitled to cash payments in lieu of such fractional shares, based on the average of the closing prices of the Company’s common stock (as adjusted to reflect the reverse stock split) for the 10 trading days preceding the date that is three calendar days before the effective date.

To reflect the reverse stock split, the Company’s trading symbol, BCSI, will include a “D” for 20 trading days beginning Monday, September 16. After 20 trading days have elapsed, trading will revert to BCSI on the Nasdaq National Market.

EquiServe, the company’s Registrar and Transfer Agent, will act as the exchange agent for the purpose of implementing the exchange of stock certificates in relation to the reverse stock split.

About Blue Coat Systems

Blue Coat Systems, a Web security company, has developed the industry’s first port 80 security appliance. Safeguarding many of the world’s largest corporate networks, this high-performance security appliance intelligently protects against Web-based threats by policing port 80—the primary hole in the enterprise security infrastructure. Headquartered in Sunnyvale, California, Blue Coat Systems can be reached at (408) 220-2200 or at http://www.bluecoat.com.

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The statements contained in this press release that are not purely historical are forward-looking statements, including statements regarding Blue Coat Systems’ expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to Blue Coat Systems as of the date hereof, and Blue Coat Systems assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to Blue Coat Systems’ business are set forth in Blue Coat Systems’ most recently filed Form 10-q for the quarter ended July 31, 2002, and other reports filed from time to time with the Securities and Exchange Commission.

All trademarks, trade names or service marks used or mentioned herein belong to their respective owners.